EXHIBIT 10.6

SUBLEASE AND FACILITIES AGREEMENT

(3905 Brookside Parkway, Alpharetta, Georgia)

THIS SUBLEASE AND FACILITIES AGREEMENT (“Sublease”) is dated as of the                  day of         , 2003 (the “Effective Date”), by and between RADIANT SYSTEMS, INC., a Georgia corporation (“Sublandlord”), and WAVE ENTERPRISE SYSTEMS, INC., a Georgia corporation (“Subtenant”).

1. Demise. Sublandlord does hereby demise and sublet unto the Subtenant and the Subtenant does hereby take and hire from the Sublandlord for the term and upon the terms and conditions set forth in this Sublease, that certain office building located in Brookside Office Park, Fulton County, Georgia, being the entirety of the “Leased Premises” which is the subject of and described in the Lease (as defined in Section 3.1 below), together with all improvements thereon and all licenses, rights, privileges and easements appurtenant thereto (said premises and appurtenances being hereinafter collectively referred to as the “Premises”).

2. Term

2.1 Term of Sublease. The term of this Sublease shall commence on the Delivery Date (as hereinafter defined) and shall end upon the expiration or earlier termination of the initial term of the Lease, which is presently scheduled to expire on February 28, 2013 (“Termination Date”). Subtenant shall have no renewal or extension options with respect to the term of this Sublease. Rent and other charges payable by Subtenant under this Sublease shall commence on the Delivery Date. For purposes of this Sublease the “Delivery Date” means the date upon which Sublandlord delivers possession of the Premises to Subtenant.

2.2 Early Termination.

(a) Beginning upon the third anniversary of the Delivery Date, Sublandlord and Subtenant each shall have the right to terminate this Sublease prior to the Termination Date (without the payment of any termination fee or similar compensation) by, on or after such third anniversary, giving the other party eighteen (18) months prior written notice in the manner and to the address set forth in Section 11 hereof (the “Early Termination Notice”); provided, however, that if Subtenant gives Sublandlord the Early Termination Notice, Sublandlord shall thereafter have the right to accelerate the early termination of this Sublease by giving Subtenant one hundred twenty (120) days prior written notice of said accelerated early termination, in which case this Sublease shall terminate on the date one hundred twenty (120) days after Subtenant’s receipt of such written notice from Sublandlord.

(b) Subtenant’s right to terminate this Sublease as set forth in Subparagraph (a) above shall be of no further force and effect if Subtenant exercises its first refusal right or option to purchase the “Property” as set forth in that certain Right of First Refusal and Option Agreement dated of even date herewith between Sublandlord and Subtenant but said right to terminate this Sublease shall be reinstated if Subtenant does not close on the purchase of the Property pursuant to such election.

3. Title to Demised Premises; Condition.

3.1 Representations and Warranties. As an inducement to the Subtenant entering into this Sublease, and with knowledge that the Subtenant will rely thereon, the Sublandlord represents and warrants as follows:

(a) Sublandlord is not the owner of the Premises, but holds possession of the same by virtue of that certain Lease Agreement dated March 17, 2000, by and between Duke-Weeks Realty Limited Partnership, an Indiana limited liability partnership, as landlord (the “Landlord”), and Sublandlord, as tenant, as amended by that certain First Amendment to Lease Agreement dated as of an unspecified date in calendar year 2000, that Second Amendment to Lease Agreement dated as of an unspecified date in calendar year 2000, and that Third Amendment to Lease Agreement dated March 5, 2002 (as so amended, the “Lease”), a true, correct and complete copy of which (including all amendments thereto) is attached hereto as Appendix A.

(b) The Lease is in full force and effect, has not been modified, supplemented or amended, or otherwise changed except as set forth in the aforesaid First Amendment, Second Amendment, and Third Amendment, and is the entire agreement between Landlord and Sublandlord with respect to the Premises and the use and occupancy thereof. Sublandlord is not in default under the Lease and to the best of Sublandlord’s knowledge, no circumstance, act, omission, or event has occurred that would cause Landlord or Sublandlord to be in default thereunder with the giving of notice or the passage of time, or both.

(c) Sublandlord is the true and lawful owner of all of the right, title and interest of the “tenant” or “lessee” in, to and under the Lease, free and clear of all claims, liens and encumbrances of any kind or nature whatsoever.

3.2 Subordinate Position of Sublease. This Sublease is and shall be at all times subject and subordinate to the Lease.

4. Lease.

4.1 Incorporation by Reference. The terms and conditions of the Lease are incorporated herein by this reference, except for Sections 18.01 (as it relates to “Tenant”), 31.01, 31.02, 31.03 and 31.04 of the Lease. Therefore, for the purposes of this Sublease, subject to the terms and conditions of this Sublease, wherever in such incorporated terms and provisions of the Lease the word “Landlord” is used it shall be deemed to mean the Sublandlord herein, the word “Tenant” is used it shall be deemed to mean the Subtenant herein, the term “Leased Premises” is used it shall be deemed to mean the Premises herein, and the word “Lease” is used it shall be deemed to mean this Sublease.

4.2 Subtenant’s Obligations. Subtenant shall comply with or perform all duties and obligations of the “tenant” or “lessee” under the Lease arising with respect to time periods after the Delivery Date during the term of this Sublease, except to the extent otherwise provided in this Sublease, where the failure to do so would constitute a breach or a violation of any of the terms, covenants or conditions of the Lease or which would cause the Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in the Landlord. Notwithstanding the foregoing or any other term or condition of this Sublease, in the event of any conflict or inconsistency between any term or provision of the Lease and any term or provision of this Sublease with respect to the rights, duties, obligations, responsibilities, or liabilities or Subtenant, the terms and provisions of this Sublease shall govern and control. Subtenant agrees to indemnify and hold Sublandlord harmless from all liability, judgments, costs, damages, claims or demands arising out of Subtenant’s breach of the covenants and agreements set forth in this Section 4.2.

4.3 Sublandlord’s Obligations. Sublandlord agrees not to amend, modify or otherwise change the Lease in any way whatsoever, or to terminate the Lease or the term thereof, without Subtenant’s prior written approval. Sublandlord agrees to maintain the Lease during the entire term of this Sublease, subject, however, to any earlier automatic termination of the Lease for reasons outside of Sublandlord’s control (e.g., condemnation) (provided, however, that in the event any termination of the Lease is not automatic but may be exercised by the “tenant” or “lessee” thereunder, Sublandlord shall not exercise such termination right without Subtenant’s prior written approval), and to comply with or perform all duties and obligations of the “tenant” or “lessee” thereunder (except to the extent that Subtenant has agreed to perform such duties and obligations under the terms and conditions of this Sublease), including, without limitation, the payment of Base Rental, Additional Rent, and other rent, charges and fees payable thereunder. Sublandlord agrees to indemnify and hold Subtenant harmless from all liability, judgments, costs, damages, claims or demands arising out of Sublandlord’s breach of the covenants and agreements set forth in this Section 4.3.

4.4 Sublandlord’s Non-responsibility for Services.

(a) Subtenant acknowledges that Sublandlord will not furnish to Subtenant, or bear the cost of, any services or repairs of any kind to be provided by Landlord under the Lease (hereinafter collectively “Landlord Services”), and Subtenant will look solely to the Landlord for the providing and performance of all Landlord Services, if any, and will not seek or require Sublandlord to provide or perform the same, nor shall Subtenant make any claim upon Sublandlord for any failure or improper performance of such obligation of Landlord respecting such Services unless the same arises out of or in connection with any act or omission of Sublandlord or any breach by Sublandlord of any of the terms or provisions of this Sublease. Sublandlord agrees that it will use all commercially reasonable efforts to enforce the duties and obligations of Landlord under the Lease (including, without limitation, such duties and obligations relating to the provision of Landlord’s Services) and to cause Landlord to perform and comply with such duties and obligations, and any such enforcement shall be carried out by counsel reasonably acceptable to Sublandlord and Subtenant, at Subtenant’s cost and expense (except that if attorneys’ fees or similar costs and expenses are recovered from Landlord, Subtenant shall be entitled to reimbursement for such costs and expenses to the extent of such recovery); Subtenant shall be entitled to participate in directing any such enforcement, and Sublandlord shall reasonably cooperate in good faith with Subtenant in connection therewith. Additionally, Sublandlord shall cooperate with Subtenant in any effort by Subtenant to enforce such duties and obligations or to cause Landlord to perform and comply with same.

(b) Without limiting the generality of Section 4.4(a) above, it is agreed that (i) Sublandlord’s obligations to Subtenant hereunder with respect to the Premises shall be no greater than Landlord’s obligations to Sublandlord under the Lease with respect thereto; (ii) Sublandlord shall be required to perform the Landlord’s obligations to the Subtenant hereunder with respect to the Landlord Services only to the extent that Landlord has performed its similar obligations under the Lease with respect thereto; (iii) Subtenant shall have no greater rights against Sublandlord hereunder with respect to the Landlord Services than the Sublandlord would have against Landlord under the Lease with respect thereto; and (iv) if Subtenant shall be entitled to recover damages by reason of any breach or failure with respect to Landlord’s obligations, Subtenant may recover such damages from Sublandlord only to the extent that Sublandlord recovers damages from Landlord in connection therewith, except that such limitation shall not apply to the extent any such breach or failure arises out of or in connection with any act or omission of Sublandlord or to the extent any damages from Landlord are reduced or offset by any act or omission of Sublandlord.

5. Rent.

5.1 Payment of Base Rental. Commencing on the Delivery Date, Subtenant shall pay to Sublandlord (at the address for Sublandlord set forth in Section 11 below), without notice, demand, set off or deduction, Base Rental at the per annum rate payable by Sublandlord as specified in Section 3.01 of the Lease, which Base Rental shall be payable in equal monthly installments on the first day of each calendar month during the balance of the term hereof, except that if the Delivery Date occurs on a date other than the first day of a calendar month or the term of this Sublease expires or terminates on other than the last day of a calendar month, then the monthly installment of the Base Rental and other charges shall be prorated for the remaining days of that calendar month.

5.2 Additional Rent. During the term of this Sublease, upon receipt of notice from Sublandlord, Subtenant shall pay to Sublandlord (at the address for Sublandlord as set forth in Section 11 below), at the time or times set forth in said notice without set-off or deduction, Additional Rent payable by Sublandlord as set forth in Section 3.02, 3.04 and 3.05 of the Lease; provided, however, that Subtenant shall not be obligated to pay any ad valorem taxes that are abated or otherwise not due and payable with respect to the Premises or any fixtures or personal property therein.

6. Permitted Use. Subtenant shall use and occupy the Premises only for purposes that are not prohibited by the Lease and for no other purpose whatsoever.

7. Insurance. Any insurance required to be maintained by Subtenant shall name Sublandlord, Landlord and their respective designees in interest as additional insureds, and any waiver of subrogation required under this Sublease shall extend to and benefit both Sublandlord and Landlord.

8. Condition of the Premises. Subtenant acknowledges that Subtenant has inspected the Premises and hereby accepts the Premises in its existing condition “AS IS,” “WHERE IS” and “WITH ALL FAULTS.” Subtenant acknowledges that Sublandlord has afforded Subtenant the opportunity for, and that Subtenant has undertaken, investigations, examinations, and inspections of the Premises and has determined that the Premises is suitable for Subtenant’s intended use, and agrees that Subtenant shall bear full responsibility for any special requirements in connection with Subtenant’s use of the Premises for any use other than the use for which the Premises is currently being used and occupied or uses similar to such current use. Sublandlord shall not have any obligation to make any improvements to the Premises as a condition of delivery of the Premises under this Sublease.

9. Leased FF&E. In connection with this Sublease, Sublandlord hereby leases to Subtenant (i) all of the furniture, fixtures, and equipment and similar property located in the Premises as of the date hereof (including, without limitation, chairs, desks, conference and other tables, computers, printers, monitors, video and presentation equipment, trade-show equipment, training equipment, telephone equipment, and lab equipment but excluding all mailroom equipment and all of the training equipment and furniture in the training room that is shared by Sublandlord and Subtenant as set forth in Section 10.1 hereof) (hereinafter collectively referred to as the “On-Site FF&E”), and (ii) that certain hosting equipment currently located at                     , Lithia Springs, Georgia, which hosting equipment is referenced in or contemplated by that certain                      Agreement dated                      by and between

Sublandlord and IBM (collectively, the “Off-Site Hosting Equipment”) (the On-Site FF&E and the Off-Site Hosting Equipment are herein collectively referred to as the “Leased FF&E”; Exhibit “A” attached hereto and incorporated herein is intended to describe and list the Leased FF&E, it being acknowledged and agreed, however, that although the parties have attempted to prepare Exhibit “A” to accurately reflect the items included in the Leased FF&E, the parties acknowledge that it may not be entirely accurate, that the Leased FF&E is intended to include all of the property described in clauses (i) and (ii) of this sentence, and that in the event of any dispute or disagreement regarding the accuracy of Exhibit “A”, the parties shall act reasonably and in good faith in order to resolve such dispute or disagreement). Subtenant agrees to maintain, or cause to be maintained, the Leased FF&E in good condition and repair throughout the term of this Sublease, subject to normal wear and tear, casualty, and obsolescence, and, subject to the next paragraph, to return the Leased FF&E to Sublandlord on or before the Termination Date. The leasing of such Leased FF&E shall be deemed included in the rent otherwise payable hereunder by Subtenant, and Subtenant shall not be obligated to pay any base rental, additional rent, or other charge or fee in connection with the use or leasing of such Leased FF&E.

During that portion of the term of this Sublease occurring prior to the third anniversary of the Delivery Date, by giving written notice to Sublandlord, Subtenant may purchase all or any portion of the Leased FF&E (other than chairs, desks, conference and other tables, and other furniture) at a purchase price equal to Sublandlord’s then book value therefor. From and after the third anniversary of the Delivery Date, by giving written notice to Sublandlord, Subtenant may purchase all or any portion of the Leased FF&E (other than chairs, desks, conference and other tables, and other furniture) for an aggregate purchase price of One Dollar ($1.00). In the event Subtenant elects to purchase all or any portion of such Leased FF&E pursuant to either of the two preceding sentences, Sublandlord shall convey such Leased FF&E to Subtenant, and in order to effect and evidence such conveyance, Sublandlord shall, upon receipt of Subtenant’s written notice of purchase and the applicable purchase price therefor, execute and deliver to Subtenant a Bill of Sale with respect to such Leased FF&E, which Bill of Sale shall contain a limited title warranty and shall otherwise be in a form and on terms and conditions reasonably acceptable to Subtenant.

10. Shared Facilities.

10.1 Access to Subtenant’s Facilities. Subject to reasonable scheduling requirements and to Sublandlord’s payment of any postage costs, video conferencing or telephone expenses, or similar costs and expenses incurred in connection with such access, Subtenant hereby agrees to give Sublandlord access to the mail room and training room located on the first floor of the Premises, as approximately depicted on the floor plan attached hereto as Exhibit “B”, including access during non-business hours. During any such access, Sublandlord shall not enter or access other portions of the Premises, access any records or files or any computer(s) or computer system(s) (including, without limitation, e-mail files), and shall not interfere with or disrupt the operation of Subtenant’s business at the Premises. In the event Sublandlord desires to use such mail room and Subtenant is then using such room for the sorting, storage, or processing of mail, facsimile messages, or other communications or deliveries, Sublandlord’s use of such room shall be subject to reasonable rules and regulations of Subtenant, including the right of Subtenant to provide for Sublandlord to be accompanied by Subtenant or any of its employees, agents, or designees in connection with any such use. Any assignment or other transfer of this Sublease or any sub-subleasing of the Premises by Subtenant shall be made subject to the covenants and agreements of Subtenant set forth in this Section 10.1.

10.2 Access to Sublandlord’s Facilities. So long as Sublandlord maintains a fitness center and a cafeteria, Sublandlord hereby agrees to give access to and use of the fitness center, during normal business hours and such additional hours as the fitness center is available to employees of Sublandlord or other persons, and the cafeteria, during normal business hours, located in Sublandlord’s building at 3925 Brookside Parkway, Alpharetta, Fulton County, Georgia for use by Subtenant’s employees at no additional cost to Subtenant except Subtenant’s employees must pay all costs of food and beverage items purchased in the cafeteria. Sublandlord may assign, sublease or transfer the lease relating to such building to a third party and terminate the provisions of this Section 10.2 by giving thirty (30) days prior written notice to Subtenant of such termination in connection with any assignment, sublease or transfer.

11. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given only if and when (i) personally delivered, or (ii) three (3) business days after mailing, postage prepaid, by certified mail return receipt requested, or (iii) when delivered (and receipted for) by an overnight delivery service, or (iv) when sent by facsimile or telecopier machine, provided that such facsimile or telecopier machine generates a written confirmation of transmission and such notice or other communication is, on the same day as the day of such transmission, also given to the recipient party by one of the methods specified in clause (i), (ii), or (iii), above. In all cases, such notices and other communications shall be addressed as follows:

If to the Sublandlord to:	Radiant Systems, Inc. 3925 Brookside Parkway Alpharetta, Georgia 30022 Attention: Chief Executive Officer Facsimile: (770) 360-7325

with a copy in like manner to:	Smith, Gambrell & Russell, LLP Promenade II, Suite 3500 1230 Peachtree Road Atlanta, Georgia 30309-3592 Attention: Arthur Jay Schwartz, Esq. Facsimile: (404) 685-6932

If to the Subtenant to:	Wave Enterprise Systems, Inc. 3905 Brookside Parkway Alpharetta, Georgia 30022 Attention: Erez Goren, Chief Executive Officer Facsimile: (770) 360-7448

with a copy in like manner to:

Kilpatrick Stockton LLP

1100 Peachtree Street, N.E.

Suite 2800

Atlanta, Georgia 30309

Attention: Larry D. Ledbetter

Facsimile: (404) 541-3276

and

Attention: Bruce D. Wanamaker

Facsimile: (404) 541-3437

The Sublandlord, on the one hand, and the Subtenant, on the other hand, may change the address(es) for the giving of notices and communications to it, as the case may be, and/or copies thereof, by written notice to the other party in conformity with the foregoing, which change of address shall only be effective upon receipt of such written notice by such other party.

12. Miscellaneous.

12.1 Defined Terms. All capitalized terms used herein that are not defined herein shall have the meaning as defined in the Lease.

12.2 Construction. Should any provision of this Sublease require judicial or arbitral interpretation, it is agreed that the Court or arbitrator interpreting or construing the same shall not apply a presumption that the terms of any such provision shall be more strictly construed against one party or the other by reason of the rule of construction that a document is to be construed most strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties hereto have participated in the preparation of this Sublease.

12.3 Section Headings. The section headings in this Sublease are for convenience only and are not a part of this Sublease and do not in any way limit or simplify the terms and provisions of this Sublease, nor should they be used to determine the intent of the parties.

12.4 Governing Law. This Sublease shall be governed and construed in accordance with the laws of the State of Georgia.

12.5 Assignment; Successors and Assigns.

(a) Without limiting any other rights of Subtenant to assign this Sublease or to sub-sublet the Premises, Subtenant may, without Sublandlord’s consent, assign this Sublease or sub-sublet the Premises, or any portion thereof, to any person or entity purchasing substantially all of the assets of Subtenant or to the surviving person or entity in connection with any merger or consolidation involving Subtenant; in all events, such right shall be subject to the applicable terms and provisions of the Lease, and Sublandlord shall reasonably cooperate with and assist Subtenant in obtaining any consents or approvals from Landlord that may be required under the Lease. In the event that the consent or approval of Sublandlord is required for any other assignment or sub-sublease, such consent or approval shall not be unreasonably withheld, conditioned, or delayed.

(b) This Sublease shall inure to the benefit of and be binding upon the successors and assigns of Sublandlord and Subtenant.

12.6 Brokers. Subtenant and Sublandlord each represents and warrants to the other that no real estate broker, agent, commission salesman, or other person has represented Sublandlord or Subtenant in the negotiations for and procurement of this Sublease and of the Premises, and that no commissions, fees or compensation of any kind are due and payable in connection herewith to any real estate broker, agent, commission salesman or other person. Each party agrees to indemnify and hold the other hereunder harmless from and against any claim for any such commissions, fees or other form of compensation by any such third party claiming through the indemnifying party, including, without limitation, any and all claims, causes of action, damages, costs and expenses (including attorneys’ fees) associated therewith.

12.7 Parties. Except with respect to indemnification obligations under this Sublease, the term “Sublandlord” as used herein shall mean only the owner or owners at the time in question of “tenant’s” interest in the Lease, and in the event of any transfer of such title or interest, Sublandlord herein named (and in the case of any subsequent transfers then the transferor) shall be relieved of all liability as respects Sublandlord’s obligations arising with respect to periods of time after the effective date of such transfer to the extent the transferee has assumed such obligations, in writing.

12.8 Requirements Respecting Consents from Landlord.

(a) This Sublease is subject to the written consent of the Landlord pursuant to the terms of the Lease. Sublandlord shall use reasonable efforts to obtain such consent, together with the written agreement of Landlord not to disturb the rights of Subtenant hereunder, which consent and non-disturbance agreement shall be in a form and on terms and conditions reasonably acceptable to Subtenant.

(b) Whenever the Subtenant is required by the terms of this Sublease to obtain the consent or approval of the Sublandlord prior to undertaking any action, such requirement shall be deemed also to require the consent or approval of Landlord to the extent such consent or approval would be required under the Lease prior to the “tenant” or “lessee” thereunder undertaking such action; in such event, Sublandlord shall reasonably cooperate with and assist Subtenant in obtaining any such consent or approval from Landlord.

12.9 Submission of Sublease. The submission of this Sublease for examination does not constitute an offer to lease and this Sublease shall be effective only upon execution hereof by Sublandlord and Subtenant and upon the written consent of the Landlord.

12.10 Entire Agreement. This Sublease contains the entire and only agreement between the parties with respect to the particular subject matter hereof and no statements or representations or proposals with respect thereto not contained in this instrument shall have any force or effect.

[Signatures begin on following page.]

IN WITNESS WHEREOF, Sublandlord and Subtenant have caused this Sublease and Facilities Agreement to be duly executed and delivered in their respective names, as of the date first above written.

“Sublandlord”

RADIANT SYSTEMS, INC.

By:

Title:

“Subtenant”

WAVE ENTERPRISE SYSTEMS, INC.

By:

Title: